                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)



                          Romac International, Inc.
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                              (Name of Issuer)


                        Common Stock, Par Value $.01
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                       (Title of Class of Securities)


                                  775835 10 1
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                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)
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                                     13G

CUSIP No. 775835 10 1                                      Page  2  of  4  Pages

      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                David L. Dunkel
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      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                        (b) [ ]

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      3       SEC USE ONLY


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      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                               U.S.A.

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                           5    SOLE VOTING POWER

        NUMBER OF               3,690,992
         SHARES
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6    SHARED VOTING POWER
          EACH
        REPORTING
         PERSON            ----------------------------------------------------
          WITH             7    SOLE DISPOSITIVE POWER

                                   3,690,992

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                        -0-

                           -----------------------------------------------------

      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        3,690,992

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     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

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     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       12.9%

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     12       TYPE OF REPORTING PERSON

                                       IN

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                                     13G

CUSIP  No. 775835 10 1                                     Page  3  of  4  Pages


Item 1.
         (a)     Name of Issuer:     Romac International, Inc.

         (b)     Address of Issuer's Principal Executive Offices:

                 120 West Hyde Park Place, Suite 150
                 Tampa, FL  33606
Item 2.

         (a)     Name of Person Filing:  David L. Dunkel

         (b)     Address of Principal Business Office or if None, Residence:

                 120 West Hyde Park Place, Suite 150
                 Tampa, FL  33606

         (c)     Citizenship:  U.S.A.

         (d)     Title of Class of Securities:  Common Stock, par value $.01

         (e)     Cusip Number:  775835 10 1

Item 3.  Statements filed pursuant to Rule 13d-1(b), or 13d-2(b):   N/A

Item 4.  Ownership

                 The following information relates to the reporting person's ownership of Common Stock of the issuer as of December 31, 1997. As of that date, the reporting person did not have the right to acquire beneficial ownership of any additional shares of such Common Stock within the meaning of Securities Exchange Act Rule 13d-3(d)(1).

         (a)     Amount Beneficially Owned (describe):      3,690,992 shares

         (b)     Percent of Class:         12.9%

         (c)     Number of shares as to which such person has:

                 (i)      Sole power to vote or to direct the vote: 3,690,992

                 (ii)     Shared power to vote or to direct the vote:  0
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                                     13G

  CUSIP No. 775835 10 1                                 Page  4  of  4  Pages

                 (iii)    Sole power to dispose or to direct the disposition
                          of:   3,690,992

                 (iv)     Shared power to dispose or to direct the disposition
                          of:   0

Item 5.    Ownership of Five Percent or Less of a Class
           N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person
           N/A

Item 7.    Identification and Classification of the Subsidiary
           Which Acquired the Security Being Reported on by the Parent Holding Company
           N/A

Item 8.    Identification and Classification of Members of the Group
           N/A

Item 9.    Notice of Dissolution of Group
           N/A

Item. 10.  Certification
           N/A

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 30, 1998


                                           /S/  David L. Dunkel
                                           -----------------------------------
                                           Signature

                                           David L. Dunkel
                                           -----------------------------------
                                           Name/Title